SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 15, 2004

(Date of report/date of earliest event reported)

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-14473	34-1372535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

(Address of principal executive offices)

(419) 327-6300

(Registrant’s telephone number)

N/A

(Former name or former address,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On September 15, 2004, Sky Financial Group, Inc. (“Sky Financial”) and Prospect Bancshares, Inc. (“Prospect Bancshares”) announced that they entered into an Agreement and Plan of Merger (the “Merger Agreement”) for Sky Financial to acquire Prospect Bancshares (the “Merger”). The Merger has been approved by the Boards of Directors of Sky Financial and Prospect Bancshares. The Merger is subject to certain regulatory approvals as well as the approval and adoption of the Merger Agreement by a majority of the shareholders of Prospect Bancshares.

Under the terms of the Merger Agreement, shareholders of Prospect Bancshares will be entitled to elect to receive one of the following, subject to certain adjustments: (a) shares of Sky Financial common stock based on a fixed exchange ratio of 1.425 shares of Sky Financial common stock for each share of Prospect Bancshares common stock, (b) cash in the amount of $35.00 for each share of Prospect Bancshares common stock, or (c) a combination of shares and stock, each at the respective exchange ratios described above. The exchange is expected to quality as a tax-free transaction to the extent that shareholders of Prospect Bancshares receive Sky Financial common stock in the exchange.

Following the Merger, and upon the receipt of all necessary regulatory approvals, Prospect Bancshares’ wholly-owned subsidiary, Prospect Bank, will be merged with Sky Financial’s commercial banking affiliate, Sky Bank.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of business acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

Exhibit 99.1	Sky Financial Group, Inc. Press Release dated September 15, 2004, titled “Sky Financial Group to Acquire Prospect Bancshares.”

Exhibit 99.2	Agreement and Plan of Merger dated as of September 15, 2004, by and between Prospect Bancshares, Inc. and Sky Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY FINANCIAL GROUP, INC.

Date: September 20, 2004	BY:	/s/ C. J. Keller Smith
C. J. Keller Smith
Associate Counsel